EXHIBIT 10(g)(9)

CLECO CORPORATION
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made effective as of July 31, 2007 (the “Effective Date”), between Cleco Corporation and each of its subsidiaries and affiliates (collectively, the “Company”) and Samuel H. Charlton III (“Employee”).

1.           Separation from Employment.  Effective as of July 31, 2007, and pursuant to Paragraph 3.5 of that certain Employment Agreement by and between the Company and Employee dated June 29, 2006 (the “Employment Agreement”), the parties agree that Employee’s employment with the Company shall be separated (the “Separation Date”).

2.           Final Wages.  The Company shall pay to Employee any base compensation accrued but unpaid as of his Separation Date as soon as practicable thereafter.

3.           General Waiver and Release.  In consideration for Employee’s execution of the General Waiver and Release, attached as Exhibit A hereto, and provided that such General Waiver and Release is executed by Employee and returned to the Company not later than 21 days after Employee’s Separation Date, the Company shall pay to Employee an amount equal to $112,200, which amount shall be paid in the form of a single sum not later than ten business days after such General Waiver and Release becomes irrevocable in accordance with its terms.  The Employee acknowledges and agrees that the consideration described herein is not for services he has rendered, is not otherwise due or owing to him under any agreement (whether oral or written) with the Company or under any Company plan, policy or practice, is to be paid solely on account of his separation, and that such payment would not be made or owing absent his execution of the General Waiver and Release.

4.           Separation Payments and Benefits.

4.1           Severance Pay.  Provided Employee is not in breach of any post-termination obligation imposed under the Employment Agreement, he shall be entitled to a payment in the amount of $417,833, one-half of which shall be paid not later than 30 days following his Separation Date and one-half of which shall be paid on February 1, 2008.

4.2           Relocation.  If Employee elects to cause the Company to provide the relocation assistance set forth in Paragraph 3.1e of the Employment Agreement, he shall request, not later than July 30, 2008, that the Company (a) pay or reimburse him for relocation costs as provided in Paragraph 3.1e(ii) of the Employment Agreement, and/or (b) purchase his principal residence at a price equal to the greater of (i) its appraised value, or (ii) Employee’s purchase price plus the documented cost of any improvements made by Employee.  Payment or reimbursement hereunder shall be made not later than December 31, 2008.

4.3           Medical Plan Continuation Coverage.  If Employee and his eligible dependents timely elect continuation coverage under the Company’s group medical plan in accordance with the terms thereof, the Company shall pay directly to Employee the premium or premiums attributable to such election or elections for the maximum continuation coverage period available to each of Employee and his eligible dependents; provided, however, that the amount of any such payment shall be included in Employee’s income and subject to the payment, withholding and remittance of all applicable taxes.  Employee acknowledges that he shall be responsible for timely payment of monthly premiums.

5.           Equity Compensation.

As used in this Paragraph 5, the terms “Restricted Stock,” “Opportunity Shares,” “Common Stock Equivalent Units” and “Performance Cycles” shall have the meanings ascribed to them in the Company’s 2000 Long-Term Incentive Compensation Plan, as amended (the “2000 LTIP”).

5.1           Disposition of Stock Awards.  Under the 2000 LTIP, Employee has outstanding awards of Restricted Stock and Opportunity Shares for the three-year Performance Cycles beginning in 2005, 2006 and 2007, respectively, which shall be disposed of as follows:

a.
With respect to the 2005 Performance Cycle, restrictions will lapse as to 3,758 shares of Restricted Stock and 3,758 Opportunity Shares (collectively his “2005 Award”); such Restricted Stock shall be distributed within 30 days following the Separation Date; such Opportunity Shares shall be distributed as of February 1, 2008, together with any dividend equivalents regularly accruing on such shares;

b.
With respect to the 2006 Performance Cycle, Employee shall be entitled to a prorated portion of his actual award, if any, determined as of December 31, 2009; any such award shall be pro rated with respect to the number of days elapsed in the 2006 Performance Cycle as of his Separation Date; any such award, whether Restricted Stock, Opportunity Shares, Common Stock Equivalent Units (CEUs) or Opportunity CEUs, shall be distributed as of the date set forth in Employee’s individual award made under the 2000 LTIP; and

c.
With respect to the 2007 Performance Cycle, Employee shall be entitled to a prorated portion of his actual award, if any, determined as of December 31, 2010;   such awards shall be pro rated with respect to the number of days elapsed in the applicable 2007 Performance Cycle as of Employee’s Separation Date; any such award, whether Restricted Stock, Opportunity Shares, Common Stock Equivalent Units (CEUs) or Opportunity CEUs, shall be distributed as of the date set forth in Employee’s individual award made under the 2000 LTIP.

Any other Restricted Stock, Opportunity Shares or similar equity awards shall be deemed canceled and forfeited to the Company, without requirement of further notice or compensation.

The Company shall directly remit for the benefit of Employee an income tax adjustment with respect to his 2005 Award, such amount determined in accordance with Paragraph 12.4 of the 2000 LTIP such direct remission shall be made as of the time or times determined in accordance with the Company’s regular remission practices, but no later than December 31, 2008. For this purpose (a) the value of Restricted Stock shall be determined as the closing sales price of the Company’s common stock on the Separation Date, and (b) the value of Opportunity Shares shall be the closing sales price of the Company’s common stock on January 31, 2008.  Employee shall not be entitled to an income tax adjustment with respect to any award made with respect to the 2006 and 2007 Performance Cycles and will be solely responsible for any Federal or state taxes due with respect thereto.

5.2           Stock Options.  Any stock options granted to Employee under the 2000 LTIP that are vested and remain unexercised as of his Separation Date shall remain exercisable during the 30-day period following his Separation Date in accordance with their terms.  Employee acknowledges that options not vested as of his Separation Date shall be cancelled and forfeited to the Company as of such date options otherwise exercisable hereunder that remain unexercised at the conclusion of such 30-day period shall be cancelled and forfeited to the Company at the conclusion of such period.

6.           Supplemental Executive Retirement Plan.  As of his Separation Date, Employee shall be entitled to a benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”) in an amount equal to 65% of his final compensation (as defined in Paragraph 2.9 of the SERP), reduced appropriately for retirement prior to age 65 as described in paragraphs 3.3B and offset as otherwise provided in 3.5 thereof.  The amount and payment of such benefit shall be further subject to the terms of the SERP, as it may be amended from time to time

7.           Other Benefits.  Notwithstanding the foregoing and except as may be expressly provided herein, this Agreement is not intended to affect or restrict Employee’s benefits under the employee benefit plans generally maintained for the benefit of all of the employees of the Company, as in effect as of the Separation Date.

8.           Extinguishment.  Employee acknowledges that, except as otherwise provided in this Agreement, payment of the amounts and benefits described herein extinguishes the Company’s obligations under the Employment Agreement and the Annual Incentive Compensation Plan, in their entirety.

9.           Surviving Covenants.  Employee acknowledges that he is subject to and bound by covenants concerning the use of the Company’s confidential information and the nonsolicitation of the Company’s employees set forth in his Employment Agreement, and that they shall survive his separation of employment in accordance with their terms.

10.           Return of Property.  Employee shall promptly return to the Company all of the property of the Company, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any confidential information that is in the possession or under the control of Employee.

11.           Nondisparagement.  As a material inducement to the Company to enter into this Agreement, Employee agrees that he will not:

a.
Publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business;

b.
Directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company, excluding any legal action relating to claims of employment discrimination or retaliation involving the Employee’s or another’s employment;

c.	Damage the property of the Company or otherwise engage in any misconduct which is injurious to the business or reputation of the Company; or

d.	Take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or inconsistent with fostering the goodwill of the Company.

Notwithstanding the foregoing, Employee shall not be deemed in breach of the covenants contained herein solely by reason of testimony compelled by process of law or the conduct permitted in subparagraph b above.

The Company agrees that it will not publicly or privately criticize or disparage Employee in a manner intended or reasonably calculated to result in embarrassment to, or injury to the reputation of, Employee in the community.

12.           No Participation in Claims.  Employee waives any right to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative claims, charges or complaints and/or any lawsuit against the Company, or to in any way voluntarily participate or cooperate in any such action or proceeding, except to the extent such waiver may be prohibited by law or as to an employment discrimination claim prosecuted by another employee or administrative body.

13.           Representations.  By execution of this Agreement, Employee represents that no claim, charge, complaint or action by Employee against the Company exists in any forum or form.  In the event any such claim, charge, complaint or action has been filed, Employee shall not be entitled to recover any monies or other relief therefrom.

By execution of this Agreement, the Company represents, that no claim, charge, complaint or action by it against Employee exists in any forum or form.  In the event that any such claim, charge, complaint or action has been filed, the Company shall not be entitled to recover any monies or other relief therefrom.  The Company also represents that Employee is entitled to no other payments or benefits resulting from his separation from employment other than those set forth herein.

14.           Assistance and Cooperation.  Employee agrees he will furnish such information and proper assistance as may be reasonably necessary and requested by the Company in connection with any administrative agency claim, charge or complaint and/or any litigation in which the Company is or may become involved.  The Company agrees to reimburse Employee for his direct expenses incurred in providing any such assistance.

15.           Nonassignability.  Neither this Agreement  nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void.  Any benefit right or interest under this Agreement shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Employee, nor shall it be subject to attachment or legal process for or against Employee.  Notwithstanding the foregoing, in the event of the Employee’s death prior to the payment of all amounts properly due hereunder, payment shall be paid to Employee’s estate.

16.           Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	To the Employee:
Cleco Corporation	Samuel H. Charlton III
2030 Donahue Ferry Road	2916 George’s Lane
P. O. Box 5000	Alexandria, LA 71301
Pineville, Louisiana 71361-5000
Attention: George W. Bausewine

Either party may change its address for notices by providing a written notice of such address change to the other party.  All such notices shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (c) if sent by registered or certified mail, on the fifth day on which such notice is mailed.

17.           Source of Payments.  Payments hereunder shall be made from the general funds of the Company.  Employee’s status with respect to amounts owed hereunder shall be that of a general unsecured creditor of the Company, and Employee shall have no right, title, or interest whatsoever in or to any asset of the Company or any investment which the Company may have acquired to meet its obligations hereunder.   Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Company and Employee or any other person.  The Company, in its sole discretion, may retain as owner and for its own benefit insurance on the life of Employee, in such amounts and in such forms consistent with the policies on the life of Employee held by the Company as of the Separation Date.  Neither Employee nor his beneficiaries or estate shall have any right or interest in the proceeds of any insurance policy naming the Employee as the insured.

18.           Tax Withholding.  The Company may withhold from any amount payable hereunder all Federal, state, city or other income or employment taxes that may be required by law to be withheld.

19.           Separate Advice.  Employee acknowledges that neither the Company nor its directors, officers or employees has provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that neither the Company nor its directors, officers or employees has any ongoing obligation to do so.  Employee has been advised to consult his own counsel prior to the execution of this Agreement and he has done so or determined that such counsel is not necessary.

20.           General Provisions.

a.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

b.	Titles and headings used herein are solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

c.	This Agreement shall be construed and enforced in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

d.
No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

e.	This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

21.           Breach of Covenants.  Subject to the limitations set forth in Exhibit A hereto, Employee agrees that his material breach of this Agreement shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, entitle it to recover any payments or property already paid or transferred to him pursuant to Paragraphs 4 and 5 hereof.

22.           Nonadmission of Wrongdoing.  Employee agrees that neither this Agreement, Exhibit A hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

23.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto related to the subject matter herein, and, except as expressly set forth herein, fully supersedes any prior agreements or understandings between the parties, whether orally or in writing.  Employee acknowledges that he has not relied upon any representations, promises or agreements of any kind made to him in connection with the execution of this Agreement, including Exhibit A hereto, except as set forth herein.

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Separation Date designated above.

CLECO CORPORATION                                        EMPLOYEE

By:           /s/  G.W. Bausewine                                     By:  /s/  Samuel H. Charlton III
 Samuel H. Charlton III

Its:           SVP, Corporate Services                               Date:           August 1, 2007

Date:       8/1/07

WITNESS

By:  /s/  Richard Conques

Date:          August 1, 2007

Executed before me,                       Yvonne H. Welch           Notary Public, in and for the State of        Louisiana           , Parish/County of        Rapides       , and in my presence, this       1st     day of        August         , 2007.

       /s/  Yvonne H. Welch    #18352
Notary Public

Separation Date:  July 31, 2007

EXHIBIT A
WAIVER AND RELEASE

This General Waiver and Release (the “Release”) is made in exchange for the consideration offered under Paragraph 3 of the Separation Agreement entered into between me and Cleco Corporation and each of its subsidiaries and affiliates (collectively, the “Company”), dated as of July 31, 2007 (the “Agreement”), the sufficiency of which I hereby acknowledge.  I further acknowledge that I have received all wages due me from the Company for services that I rendered before my Separation Date, and I acknowledge that the payment described in Paragraph 3 of the Agreement is voluntary on the part of the Company and is not required by any legal obligation of the Company, other than under the terms of the Agreement and this Release.

I understand that signing this Release is an important legal act.  I acknowledge that I have been advised to consult an attorney before signing this Release and that I have done so or I have determined that such consultation is not necessary.  I understand that I have 21 calendar days after the Separation Date to consider whether to sign this Release, without alteration, and return it to the Company by first class mail or by hand delivery, and that if I execute and return this Release before the expiration of the 21-day period, I will be deemed to have waived the balance of the period.

I acknowledge and voluntarily waive all of my claims and release the Company, including each of its directors and officers, employees and agents, and employee benefit plans and the fiduciaries and agents of said plans (collectively, the “Corporate Group”), from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to my employment with the Company, except with respect to a breach under the Agreement or any right or claim arising after the date on which I execute this Release.  I further waive my right to claim or receive damages as a result of any charge of discrimination which may be filed by me or anyone acting on my behalf.  I acknowledge that this Release includes any and all claims and causes of action, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1966, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, as amended, and any claims of contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law, except ordinary claims for benefits accrued and vested as of the Separation Date under any benefit plan subject to ERISA.

Should any of the provisions set forth in this Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.

I acknowledge that this Release and the Agreement set forth the entire understanding and agreement between me and the Company and any other member of the Corporate Group concerning the subject matter of this Release and supersede my prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company and any other member of the Corporate Group.

I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me, and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date hereof.

I further agree that in the event of my material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made to me under the Agreement, subject to any restrictions on such recovery or relief as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.

I understand that for a period of seven calendar days following the execution of this Release, I may revoke it by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Release will not become effective.  In such event, the Company shall have no obligation to provide me the consideration offered under Paragraph 3 of the Agreement.  Upon the expiration of such seven-day period, I understand that this Release shall be permanent and irrevocable.

WITNESS:

/s/  Samuel H. Charlton III                                             By: /s/  Richard Conques
Samuel H. Charlton III

Date: August 1, 2007                                                     Date: August 1, 2007

Executed before me,                Yvonne H. Welch                  Notary Public, in and for the State of         Louisiana          , Parish/County of       Rapides        , and in my presence, this     1st     day of       August        , 2007.

    /s/  Yvonne H. Welch                 #18356
Notary Public